EXHIBIT 11
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

The Company has computed and presented earnings (loss) per share (EPS) in accordance with Statement of Financial Accounting Standards No. 128. Reconciliation of the numerators and the denominators of the basic and diluted per share computation for net income are as follows:



                                                                     (income (loss) amounts in thousands)
                                                                                   (unaudited)

                                                              Income            Shares           Per-Share
                                                              (Numerator)       (Denominator)     Amount
Six months ended June 30, 2009
   Basic EPS
      Net income and income available to common shareholders   $   763          1,686,701        $    .45
      Effect of dilutive securities, options                                            0
                                                               -------          ---------
   Diluted EPS
      Income available to common shareholders and assumed
         conversions                                           $   763          1,686,701        $    .45
                                                               =======          =========

Six months ended June 30, 2008
   Basic EPS
      Net income and income available to common shareholders   $ 2,064          1,685,861        $   1.23
      Effect of dilutive securities, options                                            0
                                                               -------          ---------
   Diluted EPS
      Income available to common shareholders and assumed
         conversions                                           $ 2,064          1,685,861        $   1.23
                                                               =======          =========


                                                             (income (loss) amounts in thousands)
                                                                           (unaudited)
                                                              Income            Shares           Per-Share
                                                              (Numerator)      (Denominator)       Amount
(Denominator) Amount
Three months ended June 30, 2009
   Basic EPS
      Net income (loss) and income (loss) available to
         common shareholders                                   $  (318)         1,686,701        $   (.19)
      Effect of dilutive securities, options                                            0
                                                               -------          ---------
   Diluted EPS
      Income (loss) available to common shareholders
         and assumed conversions                               $  (318)         1,686,701        $   (.19)
                                                               =======          =========
Three months ended June 30, 2008
   Basic EPS
      Net income and income available to common shareholders
      Effect of dilutive securities, options                   $   983          1,685,861        $    .58
                                                                                        0
                                                               -------          ---------
   Diluted EPS
      Income available to common shareholders and assumed
         conversions                                           $   983          1,685,861        $    .58
                                                               =======         ==========